EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Marvell Technology Group Ltd., which appears in the Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended January 31, 2006.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 13, 2006